Exhibit 5.8

December 14, 2020

To: First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, Joaquin Merino, P. Geo., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of the reports entitled “San Dimas Property, San Dimas District, Durango and Sinaloa State, Mexico, Technical Report for Primero Mining Corp.”, dated April 18, 2014 (the “Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

Sincerely,

/s/ Joaquin Merino
Joaquin Merino, P. Geo.

Signature Page to US Consent